Exhibit 21.1

Subsidiaries of Registrant

Alta Equipment Holdings, Inc. (MI)

Alta Enterprises, LLC (MI)

Alta Construction Equipment Illinois, LLC (MI)

Alta Heavy Michigan Equipment Services, LLC (MI)

Alta Industrial Equipment Michigan, LLC (MI)

Alta Construction Equipment, L.L.C. (MI)

Alta Industrial Equipment Company, L.L.C. (MI)

NITCO, LLC (MI)